Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, effective as of September 1, 2010, by and between Genesis Fluid Solutions Holding, Inc., a Delaware corporation with offices at 830 Tender Foot Road, Suite 301, Colorado Springs, Colorado 80906 (the “Company”), and Johnny R. Thomas, an individual with an address at 2756 N. Green Valley Parkway, Suite 225, Henderson, Nevada 89014 (“Executive”).

WITNESSETH:

WHEREAS, subject to the terms and considerations hereinafter set forth, the Company wishes to employ Executive in the position set forth herein and Executive wishes to accept such employment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           EMPLOYMENT.

The Company hereby employs Executive and Executive hereby accepts such employment, as Chief Executive Officer and President of the Company, subject to the terms and conditions set forth in this Agreement.

2.           TERM OF EMPLOYMENT.

Subject to the provisions for termination provided herein, the parties hereto agree that the Executive shall be employed as an “at will” employee.

3.           DUTIES.

Executive shall serve as Chief Executive Officer and President of the Company and shall properly perform such duties as may be assigned to him from time to time by the Company’s Board of Directors. For as long as Executive shall remain an employee of the Company, Executive shall devote attention and apply his best-efforts, energies and skills to the business of the Company. There shall not be a specific “time requirement” for performing the duties defined herein. Executive shall not engage in other business ventures which are “competitive” to the business model of the Company. In the event the Company changes business models causing a conflict of interest, Executive and Company shall evaluate the specific situation and mutually determine the best course of action to protect the Company’s business interest. The primary business model of the Company, at the signing of this agreement, is Energy Efficiency. Executive hereby confirms that he has no competitive business interest in this business sector.

4.           COMPENSATION OF EXECUTIVE.

4.1           BASE SALARY.  For all services rendered by Executive under this Agreement, the Company shall pay Executive and Executive shall accept an initial annual salary of Ninety Nine Thousand Dollars ($99,000.00) Dollars (“Base Salary”) to be payable in equal installments in accordance with the Company’s normal pay policy.  All amounts payable hereunder shall be subject to all applicable withholding taxes.  The Company agrees to review Executive’s Base Salary on an annual basis, or at such earlier times as performance may reasonably indicate a “review and adjustment” is appropriate. Two thousand dollars per month of the compensation shall be retained by the Company and applied to the exercise of warrants as specified by the Executive.

4.2           Executive shall be eligible to receive a bonus established by the Compensation Committee of the Board of Directors for extraordinary performance.

4.3           EQUITY COMPENSATION: As part of the incentive for signing this employment contract, the Company hereby grants Executive the following warrants (the “Warrants”), with the following primary terms and conditions, plus such other terms and conditions as may be included in the Warrants, which shall be mutually acceptable.

a) Each Warrant shall entitle the owner to purchase one share of common stock of the Company for $1.00 per share for a period of ten years from the date of this Agreement.

b) Executive is hereby granted five Warrant Certificates, the first certificate for 100,000 warrants, the second certificate for 150,000 warrants and the remaining three certificates for 250,000 Warrants each. Certificate one shall vest immediately upon signing this Agreement. Certificate two shall vest on October 31, 2010. Certificate three shall vest on the first annual anniversary date of this Agreement, while Certificates four and five shall vest on the second and third anniversary of this Agreement, provided Executive is still an employee of the Company, unless said Warrants have vested earlier per the “Early Vesting Criteria” contained herein.  Except as provided herein, the Warrants shall contain the same terms and conditions as the warrants which the Company intends to offer to its shareholders as a funding mechanism.  Executive shall be entitled to divide each certificate into smaller unit sizes to reflect ownership interest consistent with the Executive’s estate planning activities. Executive shall be permitted to designate assignees of such Warrants if he deems it desirable to do so.

c) The Warrants shall vest earlier than the time criteria listed in b) above based upon the following “Early Vesting Criteria”:

i) All unvested Warrants shall automatically vest when the Company has aggregate revenue of $12,500,000 for two consecutive quarters and the Company records a pre-tax net profit for such two quarters.

ii) All unvested Warrants shall vest when the Executive “exercises” the Warrant by converting the Warrant from a warrant to a share of common stock as specified in the warrant document. The Company shall cooperate with Executive in exercising any Warrants when Executive gives notice of intent to exercise.

d) The Warrants and the underlying shares of Common Stock shall be registered in the first registration statement which the Company files, provided legal counsel for the Company determines that said Warrants and shares can be legally included and subject to any limitations imposed by an underwriter or placement agent.

4.4           EXPENSES.  For as long as Executive shall remain an employee of the Company, the Company shall reimburse Executive for all reasonable and necessary travel expenses and other disbursements incurred by Executive on behalf of the Company in the performance of Executive’s duties hereunder, consistent with the Company’s practice or written policy in effect with respect to the reimbursement of expenses to senior executives of the Company.  Such expenses shall be reimbursed upon presentation of paid receipts and/or original invoices and such other information as shall be reasonably be required by the Company. Executive shall adhere to all general Travel and Entertainment policies as may be established by the Company from time-to-time.

4.5           BENEFITS.  For as long as Executive shall remain an employee of the Company, Executive shall be entitled to participate in any pension or profit sharing plan, stock purchase plan, stock option plan, group life insurance plan, hospitalization insurance plan, and medical services plan and other similar plans, and all other benefits now or hereafter existing, afforded to other senior executives.

4.6           VACATION AND HOLIDAYS.  Executive shall be entitled to “reasonable vacation” each year, consistent with the reasonable performance of Executive duties, during which period his Base Salary shall be paid in full.  In addition, Executive shall be entitled to all national holidays recognized by the Company. Executive shall take his vacation at such time or times as Executive and the Company shall determine is mutually convenient.

4.7           Indemnification: The Company shall indemnify Executive to the full extent provided by law, the Company’s Certificate of Incorporation and any directors and officers insurance policy, including, but not limited to, all legal costs and claims which may arise in conjunction with the sale of the Genesis Fluid Solutions subsidiary of the Company.

5.           TERMINATION.

5.1           This Agreement shall immediately terminate upon written notice by the Company to Employee without cause. It shall also terminate upon the death or resignation of Executive. The only compensation due to Executive upon termination is payment of unpaid salary, payment of valid unpaid expenses incurred on behalf of the Company and the immediate vesting of the prorata share of any warrants which are vesting between the previous vesting period and the next scheduled vesting period. By way of example, if termination occurs on the 364th day of the first year then 364/365 of the 250,000 warrants scheduled to vest during the first year would immediately vest. If termination occurs on the 10th day of this first year, then 10/60 of the 150,000 warrants scheduled to vest on October 31 shall immediately vest upon termination.

5.2           DISABILITY.  None.

6.           CONFIDENTIAL INFORMATION.    Executive recognizes that he has and will continue to have access to secret and confidential information regarding the Company or any of its subsidiaries or affiliated companies, including, but not limited to, information relating sales, strategies, customers, formulas, processes, methods, or ideas, belonging to or relating to the business of the Company or any of its subsidiaries or affiliated companies (the “Confidential Information”). Executive acknowledges that such Confidential Information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the  Company herein, Executive shall not at any time, during or after his employment hereunder, reveal, divulge or make known to others or use to the detriment of the Company, any such Confidential Information except as may be required by law. Information which is generally available to the public shall not be considered “Confidential”.  The provisions of this Section 6 shall survive Executive’s termination of employment hereunder.

7.           COVENANTS AND RESTRICTIONS.

7.1           COMPETITION.  Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company that Executive agree, and accordingly, Executive does hereby agree that, except as provided in Section 7.3 hereof, he shall not, directly or indirectly, at any time during the Restricted Period within the Restricted Area (as such terms are defined in Section 7.4 hereof), engage in any business  which is competitive with the business of the Company or any of its subsidiaries or affiliated companies, either on his own behalf or as an officer, director, partner, principal, trustee, consultant, associate, employee, owner, agent, creditor, independent contractor, co-venturer of any other business, firm, corporation, partnership or other entity or in any other relationship or capacity.

7.2           SOLICITATION.  Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any other business, firm, corporation, partnership or other entity, at any time during the Restricted Period (i) solicit on behalf of a competitor any past or present customer of the Company or any of its subsidiaries or affiliated companies, or (ii) solicit, employ or engage, or cause, encourage or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any other business, firm, corporation, partnership or other entity, any employee or agent of the Company or any of its subsidiaries or affiliated companies.

7.3           EXCEPTIONS.  This Section 7 shall not be construed to prevent Executive from owning, directly and indirectly, in the aggregate, an amount not exceeding 2% of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

7.4           CERTAIN DEFINITIONS.  The term “Restricted Period” as used in this Section 7, shall mean the period of Executive’s actual employment hereunder plus twelve months after the date Executive is no longer employed by the Company. The term “Restricted Area” as used in this Section 7 shall mean anywhere in the world.

7.5           SURVIVAL.  The provisions of this Section 7 shall survive the termination of Executive’s employment hereunder.

8.           REASONABLENESS OF COVENANTS.  Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 6 and 7 hereof. Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time, geographic area and otherwise. Executive further acknowledges that, in the event any provision of Sections 6 and 7 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, too great a range of activities or any other reason, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

9.           INSURANCE.                                The Company may, from time to time, apply for, purchase and maintain, in its own name and at its own expense, life, health, accident, disability or other insurance upon Executive in any sum or sums that it may deem necessary to protect its interests, and Executive agrees to aid and cooperate in all reasonable respects with the Company in procuring any and all such insurance, including, without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an application or applications for such insurance may be made by or for the Company.  In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company that to the best of his knowledge Executive is insurable at standard (non-rated) premiums.

10.           MISCELLANEOUS.

10.1           ENFORCEMENT OF COVENANTS.  The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, and in the event of a breach of any provision of this Agreement by Executive, the injury or imminent injury to the value and goodwill of the Company’s business could not be reasonably or adequately compensated in damages in an action at law. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek specific performance, preliminary and permanent injunctive relief or any other equitable remedy against Executive, without the posting of a bond, in the event of any breach or threatened breach by Executive of any provision of this Agreement, including, but not limited to, the provisions of Sections 6 and 7 hereof. Without limiting the generality of the foregoing, if Executive breaches any provision of Sections 6 and 7 hereof, such breach will entitle the Company to enjoin Executive from disclosing any Confidential Information to any competing business, to enjoin such competing business from receiving or using any Confidential Information, and/or to enjoin Executive from rendering personal services to or in connection with such competing business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

10.2           SEVERABILITY.  The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.3           ASSIGNMENTS.  Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other, except the Company may transfer its rights and duties in connection with a sale of all or substantially all of its assets or in connection with any merger, consolidation or other similar business combination.

10.4           ENTIRE AGREEMENT; AMENDMENT.  This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by Executive and by an expressly authorized officer of the Company.

10.5           WAIVER.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10.6           BINDING EFFECT.  This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

10.7           HEADINGS.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8           NOTICES.  Any and all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g., Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

10.9           GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the law of the State of Nevada, without giving effect to such State’s conflicts of laws principles.

10.10           COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11           CONSTRUCTION.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth above.

Genesis Fluid Solutions Holdings, Inc.

By: /s/ Mary Losty
Name: Mary Losty
Date Signed: Augist 31, 2010
Title: Director

EXECUTIVE

By: /s/ Johnny R. Thomas
Johnny R. Thomas
Date Signed: Augist 31, 2010